AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETE AGREEMENT

        This Amended and Restated Employment and Non-Compete Agreement is made as of October __, 2004 and amends and restates the Employment and Non-Compete Agreement, dated as of January 1, 2003, between SOUTHERN PROSTHETIC SUPPLY, INC., a Georgia corporation (the “Company”); and RONALD N. MAY (“Employee”) (the “Agreement”). The Company and Employee agree to amend and restate the Agreement as follows:

    1.        Employment. The Company agrees to employ Employee and Employee accepts such employment by the Company upon the terms and conditions set forth in this Agreement, for the period beginning on the date of this Agreement and ending upon termination pursuant to paragraph 4 (the “Employment Period”). The parties acknowledge Employee’s existing employment with the Company’s parent corporation, Hanger Orthopedic Group, Inc. (“Hanger”), and wish to substitute this Agreement, which sets forth Employee’s expanded duties with the Company as well as an increase in compensation as set forth herein, in place of all prior employment agreements between the parties, including but not limited to the Employment and Non-Compete Agreement dated as of November 1, 1996 between Hanger and Employee and the Deferred Compensation Agreement between Employee and the Company dated March 27, 1996.

    2.        Compensation and Benefits.

               (a)        In consideration for the valuable services to be rendered by Employee and for Employee’s agreement not to compete against the Company as described in paragraph 6, the Company hereby agrees that during the year of the Employment Period during which this amended and restated Agreement is executed, the Company will pay Employee a bi-weekly gross salary at the minimum annual rate of $219,502.00 per annum (the “Base Salary”), payable at the bi-weekly gross rate of $8,442.38. Employee’s Base Salary may, but is not required to, be increased annually in January of each year based on an annual performance salary review as determined in the reasonable discretion of the Company. Employee also shall be entitled to (1) an automobile allowance in the amount of Seven Hundred Dollars ($700.00) per month, (2) five (5) weeks of vacation per year, and (3) sick leave, medical and other benefits that are consistent with those received by other similarly-situated senior executives of Hanger and its subsidiaries as determined in the sole discretion of Hanger’s Board of Directors. Employee shall receive life insurance in an amount equal to one (1) times Employee’s Base Salary (in addition to the life insurance in an amount equal to one (1) times Employee’s Base Salary provided by the Company as part of Employee’s base benefit program), with the premiums for such policy to be paid by the Company, and Employee shall also receive the option to participate in the Company’s supplemental life and accidental death and dismemberment policies, with the premiums for such policies to be paid by Employee, all in accordance with the terms and conditions of such policies as generally applied by the Company.

               (b)        In addition to the Base Salary, Employee may have the opportunity to receive options to purchase stock or restricted shares of stock of Hanger in a manner consistent with any stock option or restricted share plan adopted by Hanger. The determination as to the amount of stock, if any, to be purchased under such stock option or restricted share plan shall be subject to the sole discretion of the Board of Directors of Hanger or a committee thereof.

               (c)        Employee shall also be eligible to receive cash bonus compensation for each full calendar year during the Employment Period (or, in the event that Employee is employed for less than a full calendar year in any given year during the Employment Period, for the prorated portion of the year Employee actually is employed). Employee’s target bonus (“Target Bonus”) is fifty percent (50%) of the Base Salary and is contingent on the Employee meeting certain performance criteria and Hanger and the Company achieving certain year-end financial criteria, and, in the event Employee exceeds certain performance criteria and the Company exceeds certain year-end financial criteria, Employee’s maximum bonus (“Maximum Bonus”) is one hundred percent (100%) of the Base Salary, all to be determined in the reasonable discretion of Hanger’s Board of Directors and its Compensation Committee. The Employee shall be entitled to such increases in the Target Bonus and the Maximum Bonus during the Employment Period as shall be determined and approved by the Compensation Committee of Hanger’s Board of Directors, in its sole discretion, taking into account the performance of the Company and the Employee and other factors generally considered relevant to the salaries of executives holding similar positions with enterprises comparable to the Company. Notwithstanding the foregoing, in the event that the Employee, Hanger or the Company fail to attain their minimum respective criteria in any given year, the Board of Directors of Hanger and its Compensation Committee may, in their reasonable discretion, decline to award any bonus to Employee.

               (d)        For all payments made or required to be made pursuant to the terms of this Agreement, including any payments made with respect to the Employee’s termination of employment for any reason, the Company shall pay the Employee an amount sufficient to cover the gross-up of any excise, income and other taxes resulting from the imposition of the parachute penalties of the Internal Revenue Code or applicable state tax laws.

    3.        Services. During the Employment Period, Employee agrees to devote Employee’s best efforts and all of Employee’s business time and attention to the business affairs of the Company (except for reasonable vacation periods subject to the approval of the Company or reasonable periods of illness or other incapacity). During the Employment Period, Employee agrees to serve the Company as its President and Chief Operating Officer and to render such services as the Company or Hanger may from time to time direct; provided, however, that Employee recognizes and agrees that Hanger or the Company may change Employee’s job description as set forth in this paragraph as a result of a good faith restructuring of the Company’s or Hanger’s operations. During the Employment Period, Employee agrees that Employee will not, except with the prior written consent of the Company, become engaged in or render services for any business other than the business of the Company.

    4.        Termination. The Employment Period will continue from the date of this Agreement unless terminated earlier by (a) Employee’s death or permanent disability which renders Employee unable to perform Employee’s duties hereunder (as determined by the Company in its good faith judgment), (b) by Employee’s resignation upon prior written notice to the Company of sixty (60) days, (c) the Company for Cause, or (d) the Company without Cause upon prior notice to Employee of thirty (30) days. For purposes of this paragraph 4, “Cause” shall mean (i) the repeated failure or refusal of Employee to follow the lawful directives of the Company or its designee (except due to sickness, injury or disabilities), (ii) gross or repeated inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Employee, which, in the good faith judgment of the Company, materially injures the Company, including Employee’s repeated failure to follow the policies and procedures of the Company, (iii) a material breach of this Agreement by Employee, or (iv) the commission by Employee of a felony or other crime involving moral turpitude or of an act of financial dishonesty against the Company.

        In the event Employee’s employment is terminated by the Company as a result of Employee’s permanent disability under paragraph 4(a) or without Cause under paragraph 4(d) or in the event Employee elects to terminate his employment with the Company under paragraph 4(b) within six (6) months after the occurrence of both a Change in Control (as defined below) and a Relocation (as defined below), then the following severance terms shall apply: (A) as set forth in paragraph 2 herein, Employee shall receive the Base Salary through the date of termination of the Employment Period and the prorated portion of the bonus compensation for the portion of the year Employee is employed during the year in which the Employment Period is terminated, (B) the Company shall pay to Employee a severance payment equal to eighteen (18) months of Employee’s then current Base Salary, with such payment to be made within thirty (30) days following the last day of the Employment Period (except that, in the event that Employee’s employment was terminated as a result of Employee’s permanent disability under paragraph 4(a), the severance payment under this paragraph 4(B) shall be reduced by the aggregate of the disability pay benefits that Employee will receive during the eighteen (18) month period immediately following Employee’s termination), (C) all stock options granted to Employee prior to the date of termination of employment shall immediately fully vest and Employee shall have ninety (90) days following the last day of the Employment Period to exercise such options, and (D) Employee will be provided with outplacement services commensurate with those provided to other senior corporate officers of Hanger through a vendor selected by Hanger.

    5.        Non-Compete.

               (a)        In the event the Employment Period is terminated pursuant to paragraphs 4(b), 4(c) or 4(d) above, then the non-compete provisions of this paragraph 5 will apply to Employee.

               (b)        Employee recognizes and acknowledges that by virtue of accepting employment as a senior executive of the Company hereunder, Employee will have access to and will acquire valuable training and highly specialized knowledge, including knowledge of the Company’s fabrication, distribution, wholesaling and retailing methods and strategies, enhance Employee’s professional skills and experience, and learn proprietary trade secrets and Confidential Information of the Company and Hanger. In consideration of the foregoing, the severance terms contained in paragraph 4 and of this Agreement, Employee agrees that during the Employment Period and for two (2) years thereafter (the “Non-Compete Period”), Employee will not directly or indirectly (whether as employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise) own, manage, control, participate in, consult with, advertise on behalf of, render services for or in any manner engage in any competitive business of fabricating, distributing, wholesaling or retailing of orthotics or prosthetics products and services, or the operation of clinics to fit patients for orthotics or prosthetics components, or any other related businesses in which the Company or Hanger is engaged at within the twelve (12) month period immediately prior to the expiration of the Employment Period, at any location within the United States; nor shall Employee solicit any other Person (as hereinafter defined) to engage in any of the foregoing activities or knowingly request, induce or attempt to influence any then existing patient, customer, referral source or supplier of the Company or Hanger to curtail any business they are currently, or in the last 36 months have been, transacting with the Company or Hanger (the “Non-Compete”). Nothing herein will prevent Employee from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is engaged in a competitive business of the Company and which is publicly traded, so long as Employee has no participation in the management or business of such corporation. Furthermore, during the Non-Compete Period, Employee shall not, without the Company’s prior written consent, directly or indirectly, knowingly solicit or encourage or attempt to influence any employee to leave the employment of the Company. Employee agrees that the restraint imposed under this paragraph 6 is reasonable and not unduly harsh or oppressive.

               (c)        If, at the time of enforcement of any provision of paragraph 5(b) above, a court or arbitrator holds that the restrictions stated therein are unreasonable or unenforceable under circumstances then existing, the Company and Employee agree that the maximum period, scope, or geographical area reasonable or permissible under such circumstances will be substituted for the stated period, scope or area.

               (d)        Since a material purpose of this Agreement is to protect the Company’s investment in Employee and to secure the benefits of Employee’s background and general experience in the industry, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this paragraph 5. Therefore, in the event of a breach by Employee of any of the provisions of this paragraph 5, the Company or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.

    6.        Confidential Information. Employee acknowledges that the information, observations, data and trade secrets (collectively, “Confidential Information”) obtained by Employee during the course of Employee’s performance under this Agreement, and previously since Employee has already been an employee of the Company or Hanger, concerning the business or affairs of the Company and Hanger are the property of the Company and/or Hanger, as appropriate. For purposes of this Agreement, “trade secret” means any method, program or compilation of information which is used in Hanger’s or the Company’s business, including but not limited to: (a) techniques, plans and materials used, (b) marketing methods and strategies employed, and (c) all lists of past, present or prospective patients, customers, referral sources and suppliers. Employee agrees that Employee will not disclose to any unauthorized Person or use for Employee’s own account any of such Confidential Information without the written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee’s acts or omissions to act or become known to Employee lawfully outside the scope of Employee’s employment under this Agreement. Employee agrees to promptly deliver to the Company at the termination of Employee’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of Hanger or the Company which Employee may then possess or have under Employee’s control.

    7.        Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by overnight courier (e.g., Federal Express) or mailed by first class certified mail, return receipt requested, to the recipient at the address below indicated:

To the Company:	Vice President, Human Resources
c/o Hanger Orthopedic Group, Inc.
Two Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814
To Employee:	Ronald N. May
11245 Linbrook Lane
Duluth, Georgia 30097-5737

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

    8.        Miscellaneous. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors and assigns. Employee may not assign Employee’s rights or delegate Employee’s obligations hereunder without the prior written consent of the Company. The Company may assign its rights and delegate its duties hereunder without the consent of Employee to Permitted Transferees (as hereinafter defined). All questions concerning the construction, validity and interpretation of the Agreement will be governed by the internal law, and not the law of conflicts, of the State of Georgia. All disputes under this Agreement shall be submitted to and governed by binding arbitration with an arbitrator from the American Arbitration Association; except only that the Company may seek relief in a court of competent jurisdiction in the event of a claimed violation of the non-compete provisions of this Agreement. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Employee.

    9.        Definitions.

               (a)        “Person” shall mean and include any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization and governmental entity or any department or agency thereof.

               (b)        “Permitted Transferee” shall mean (a) any successor by merger or consolidation to the Company or any Permitted Transferee; (b) any purchaser of all or substantially all of the Company’s or any Permitted Transferee’s assets; (c) any parent or subsidiary corporation of the Company or Hanger; and (d) any lender to (i) the Company, (ii) any Permitted Transferee and/or (iii) any affiliate of the Company or of any Permitted Transferee.

               (c)        A “Change in Control” shall be deemed to exist if:

                          (i)        a person, as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than Employee or a group including Employee), either (A) acquires twenty percent (20%) or more of the combined voting power of the outstanding securities of Hanger or the Company having the right to vote in elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as hereinafter defined) then in office, or (B) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of Hanger or the Company having a right to vote in elections of directors; or

                          (ii)        Continuing Directors shall for any reason cease to constitute a majority of the Board of Directors of Hanger; or

                          (iii)        Hanger or the Company disposes of all or substantially all of the business of Hanger or the Company to a party or parties other than a Permitted Transferee pursuant to a partial or complete liquidation of Hanger or the Company, sale of assets (including stock of a subsidiary of Hanger) or otherwise; or

                          (iv)        the Board of Directors of Hanger approves Hanger’s or the Company’s consolidation or merger with or into any other Person (other than a Permitted Transferee), or any other Person’s consolidation or merger with or into Hanger or the Company, which results in all or part of the outstanding shares of stock of the Company or Hanger being changed in any way or converted into or exchanged for stock or other securities or cash or any other property.

               (d)        “Continuing Director” shall mean a member of the Board of Directors of Hanger who either was a member of the Board of Directors of Hanger on the date of this Agreement or who subsequently became a member of the Board of Directors of Hanger and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office.

               (e)        “Relocation” shall be defined as the relocation of Employee’s principal site of employment to a location more than fifty (50) miles from the Employee’s principal place of employment as of the date of this Agreement.

    10.        Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[ The next page is the signature page. ]

        IN WITNESS WHEREOF, the parties have executed this amended and restated Agreement on the day and year first above written.

WITNESS:	EMPLOYEE:

____________________________________	_____________________________________
Ronald N. May

Attest (Seal):	SOUTHERN PROSTHETIC SUPPLY, INC.

By:__________________________________	By:___________________________________
Glenn M. Lohrmann, Secretary	Thomas F. Kirk, Vice President